Important Notice Concerning Your Rights
Under the First Security Group, Inc. 401(k) and
Employee Stock Ownership Plan

September 23, 2015
1.    This notice is to inform you that certain portions of accounts in the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “Plan”) will be frozen, as described further herein, in connection with a proposed merger between First Security Group, Inc. (“First Security”) and Atlantic Capital Bancshares, Inc. (“Atlantic Capital”).
2.    If the merger is approved, you will temporarily be unable to direct or diversify investments of the portion of your individual Plan account invested in stock of First Security. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
3.    The blackout period for the portion of your individual Plan account invested in stock of First Security under the Plan is expected to begin during the week of October 26, 2015 and end during the week of November 2, 2015. During these weeks, you can determine whether the blackout period has started or ended by contacting Empower Retirement at 1-800-338-4015, Monday through Friday, between the hours of 9:00 a.m. and 8:00 p.m. Eastern Time or visit https://www.empower-retirement.com.
4.    During the blackout period you will be unable to direct or diversify the portion of your individual Plan account invested in stock of First Security. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify your investments in stock of First Security during the applicable blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.
5.    Please note that the blackout period is contingent on the merger’s approval; if the merger is not approved, the blackout period will not occur, and accordingly, no portion of your account will be frozen.
6.    If you have any questions concerning this notice, you should contact:
First Security Group, Inc. Retirement Committee
Attn. Bart Rolen
531 Broad Street
Chattanooga, TN 37402
(423) 308-6492